Exhibit 10.2

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of [●], 2026, by and among Big3 Basketball Holdings, Inc., a Delaware corporation (formerly known as Halfcourt Holdco, Inc. “Pubco”), the shareholders of Pubco listed on the signature pages hereto under the heading “Lock-up Securityholders,” each officer and director of Pubco, the Company (as defined below) and SPAC (as defined below) who hold Pubco Common Stock and/or Pubco Warrants (each as defined below) as of the Closing Date, and the other persons who enter into a joinder to this Agreement substantially in the form of Exhibit A hereto in order to become a “Lock-up Securityholder” for purposes of this Agreement (collectively, the “Lock-up Securityholders,” and each individually, a “Lock-up Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Lock-up Securityholders own equity interests in Pubco pursuant to the terms of the Business Combination Agreement (as defined below);

WHEREAS, on the date hereof, Pubco consummated the transactions contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”) dated as of June 12, 2026, entered into by and among Pubco, BIG3 HoldCo LLC, a Delaware limited liability company (the “Company”), Graf Global Corp., a Delaware corporation (the “SPAC”), Halfcourt Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and Halfcourt Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Pubco (“Company Merger Sub”), pursuant to which, among other things, the Conversion, the Class B Share Conversion and the SPAC Merger have occurred; and

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of certain equity interests in Pubco acquired pursuant to the terms of the Business Combination Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Subject to the exceptions set forth in Section 3, and if applicable, any amendment, modification or waiver set forth in Section 6, each Lock-up Securityholder shall not, without the prior written consent of the board of directors of Pubco, (a) Transfer any Lock-Up Shares until the end of the Shares Lock-up Period (as defined below) and (b) Transfer any Lock-Up Warrants until the end of the Warrants Lock-up Period (as defined below).

2.	As used herein:

a.	the term “Transfer” means (i) sell, offer to sell, contract or agree to sell, assign, transfer (including by operation of law), lend, hypothecate, pledge, encumber, donate, distribute, sell any option or contract to purchase, grant any option, right or warrant to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Lock-up Securities (as defined below), (ii) deposit any Lock-up Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Securities, or (iv) publicly announce any intention to effect any transaction specified in clauses (i) through (iii);

b.	the term “Lock-up Securities” means the Lock-Up Shares and Lock-Up Warrants, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted;

c.	the term “Lock-Up Shares” means the Class A common stock in the capital of Pubco and Class B common stock in the capital of Pubco (collectively, the “Pubco Common Stock”) held by a Lock-up Securityholder set forth on Schedule I hereto; provided, that “Lock-Up Shares” does not include any Pubco Common Stock issuable upon the exercise of Pubco Warrants.

d.	the term “Lock-Up Warrants” means the Pubco Warrants held by a Lock-up Securityholder set forth on Schedule I hereto (including such Pubco Warrants issued upon the conversion of the SPAC’s private placement warrants and the SPAC’s warrants issued upon the conversion of up to $1,000,000 of working capital loans made to SPAC), and any Pubco Common Stock received upon the exercise of such Pubco Warrants.

e.	the term “Shares Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (x) six (6) months after the Closing Date and (y) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other property; and

f.	the term “Warrants Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (x) thirty (30) days after the Closing Date and (y) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other property.

3.	The restrictions set forth in Section 1 shall not apply to:

a.	a Transfer to Pubco’s directors or officers, any affiliates or family members of Pubco’s directors or officers, a Lock-up Securityholder, any officers, directors, managers, members, partners, trustees, or subscribers of a Lock-up Securityholder or any affiliate of a Lock-up Securityholder;

b.	in the case of an individual, a Transfer by gift to a member of the individual’s immediate family (as defined below), or to a trust, the beneficiary of which is the individual or a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

c.	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

d.	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

e.	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

f.	in the case of an entity, Transfers to (i) any Affiliate of such entity, (ii) any stockholder, partner or member of such entity or their Affiliates, (iii) any investment fund or other entity managing or managed by such entity or Affiliates of such entity, or who shares a common investment advisor with such entity;

g.	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

h.	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

i.	the exercise of stock options or warrants to purchase shares of Pubco Common Stock or the vesting of stock awards of shares of Pubco Common Stock and any related transfer of shares of Pubco Common Stock to Pubco in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Pubco Common Stock, it being understood that all shares of Pubco Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Shares Lock-Up Period;

j.	Transfers to Pubco pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Pubco or forfeiture of shares of Pubco Common Stock or other securities convertible into or exercisable or exchangeable for shares of Pubco Common Stock in connection with the termination of the Lock-up Securityholder’s service to Pubco;

k.	the entry, by any Lock-up Securityholder, at any time after the Closing, of any trading plan providing for the sale of shares Pubco Common Stock by the Lock-up Securityholder, which trading plan meets the requirements of Rule 10b5-l(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Pubco Common Stock during the Shares Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Shares Lock-Up Period; and

l.	Transfers in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Pubco stockholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other property.

provided, however, that (A) in the case of clauses (a) through (h), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Lock-up Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Section 3, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

4.	For the avoidance of doubt, each Lock-up Securityholder shall retain all of its rights as a stockholder of Pubco with respect to the Lock-up Securities during the Shares Lock-Up Period, including the right to vote any Lock-up Securities that are entitled to vote.

5.	In furtherance of the foregoing, Pubco, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement, and such purported Transfer shall be null and void ab initio. In addition, during the Shares Lock-Up Period and Warrants Lock-up Period, each certificate or book-entry position evidencing the Lock-Up Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND AMONG THE ISSUER AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6.	Pubco represents that (i) each of the Sellers, the IPO Underwriter, the Sponsor, the directors and officers of the SPAC, and any transferees of any shares of SPAC Common Stock and/or SPAC Private Warrants held by the Sponsor, who receive Pubco Common Stock and/or Pubco Warrants at the Closing (collectively, “Relevant Lock-up Securityholders”), has entered into this Agreement as a Lock-up Securityholder with respect to all shares of Pubco Common Stock and Pubco Warrants beneficially owned by such person immediately after the Closing (except to the extent otherwise agreed to by all the Relevant Lock-up Securityholders), (ii) Pubco has not entered into any side letter or agreement with any Lock-up Securityholder which modified, amended, reduced or eliminated the Shares Lock-up Period or Warrants Lock-up Period with respect to any Lock-Up Shares or Lock-up Warrants, respectively, and (iii) Pubco will not enter into any such side letter or agreement unless such modification, amendment, reduction or elimination of the Shares Lock-up Period or Warrants Lock-up Period with respect to any Lock-Up Shares or Lock-up Warrants, respectively, respectively, is also concurrently offered to the other Lock-up Securityholders. Additionally, Pubco agrees that this Agreement shall not be amended or modified, and no terms or conditions thereof waived, in a manner that modifies, amends, reduces or eliminates the Shares Lock-up Period or Warrants Lock-up Period of any Lock-up Securityholder, unless the terms of such modification, amendment, reduction or elimination are also concurrently offered to the other Lock-up Securityholders. For the avoidance of doubt, if (a) any Relevant Lock-up Securityholder does not enter into this Agreement or is not subject to the terms and conditions of this Agreement with respect to all shares of Pubco Common Stock and Pubco Warrants beneficially owned by such person immediately after the Closing, or (b) Pubco enters into any side letter or agreement with any Lock-up Securityholder which provides any modification, amendment, reduction or elimination of the Shares Lock-up Period or Warrants Lock-up Period to such Lock-up Securityholder, then such modification, amendment, reduction or elimination of the Shares Lock-up Period or Warrants Lock-up Period shall automatically apply to each other Lock-up Securityholder with respect to such Lock-Up Shares or Lock-Up Warrants beneficially owned by such Lock-up Securityholder equally and on a pro-rata basis.

7.	This Agreement, together with the Business Combination Agreement to the extent referred to herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement, Ancillary Documents, Amended Pubco Charter, Amended Pubco Bylaws or any documents related thereto or referred to therein. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the undersigned (i) Lock-up Securityholders and (ii) Pubco.

8.	The parties to this Agreement hereby acknowledge that Sponsor is a party to that certain letter agreement between SPAC, Sponsor, and the other parties thereto dated June 25, 2024 (“Insider Letter”), and agree that the transfer restrictions set forth in this Agreement expressly supersede the transfer restrictions set forth in the Insider Letter.

9.	No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this Section 9 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each Lock-up Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

10.	The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

11.	Each party hereto submits to the exclusive jurisdiction of first, the New York Supreme Court, Commercial Division, located in the Borough of Manhattan in the City of New York, in the State of New York or if such court declines jurisdiction, then to any court of the State of New York or the Federal District Court for the Southern District of New York, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.	The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to seek and obtain an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the New York Supreme Court, Commercial Division, located in the Borough of Manhattan in the City of New York, in the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

13.	This Agreement shall terminate upon the expiration of the Shares Lock-up Period.

14.	Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

15.	In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

16.	This Agreement may be executed and delivered (including by electronic signature or by email in portable document form) in two or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

In Witness Whereof, each of the parties has duly executed this Lock-Up Agreement as of the Effective Date.

Pubco:

BIG3 BASKETBALL HOLDINGS, INC.

By:
Name:
Title:

Lock-up Securityholders:

[●]

By:
Name:
Title:

[Signature Page to the Lock-Up Agreement]